EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated April 12, 2002 relating to the financial statements and financial statement schedule of Constar (a Division of Crown Cork & Seal Company, Inc.), which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
September 16, 2002